UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 12, 2006

THE GREENBRIER COMPANIES, INC.
(Exact name of registrant as specified in its charter)
Commission File No. 1-13146

Oregon (State of Incorporation)	93-0816972 (I.R.S. Employer Identification No.)

One Centerpointe Drive, Suite 200, Lake Oswego, OR (Address of principal executive offices)	97035 (Zip Code)
(503) 684-7000
(Registrant’s telephone number, including area code)
Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
As previously reported, the Internal Revenue Service has conducted an audit of our federal income tax returns for the years ended 1999 to 2002. In connection with the audit, the Internal Revenue Service has reviewed our decision to take a tax deduction in the amount of $52.6 million on our 2002 federal tax return relating to European operations. We have been in settlement discussions with the staff of the Internal Revenue Service and have reached a tentative settlement regarding the amount and timing of the tax deductions to be taken. The net amount disallowed under this settlement along with accrued interest is $7.1 million pre-tax. The amount disallowed in 2002 remains deductible after 2005 if and when sufficient evidence exists to demonstrate no reasonable hope of recovery of any of the investment with respect to which the deduction was taken. As a result of the tentative settlement, the company has preliminarily determined it will take a $2.9 million after tax charge in its consolidated statement of operations in the third quarter ending May 31, 2006. The agreement remains subject to final documentation and the final approval of the Internal Revenue Service. It is also subject, as required by law, to the approval of the Congressional Joint Committee on Taxation. We do not expect Joint Committee review to be completed before the fall of 2006 at the earliest.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE GREENBRIER COMPANIES, INC.
Date: May 12, 2006	By:	/s/ Joseph K. Wilsted
Joseph K. Wilsted
Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)